Exhibit 99.1

FOR IMMEDIATE RELEASE

3M to Acquire Polypore’s Separations Media Business

Acquisition Complements 3M’s Core Filtration Technologies Platform

ST. PAUL, Minn.— Feb. 23, 2015 — 3M announced today that it has entered into a definitive agreement with Polypore International Inc. to acquire the assets and liabilities associated with Polypore’s Separations Media business for a total purchase price of $1.0 billion. Polypore’s Separations Media business is a leading provider of microporous membranes and modules for filtration in the life sciences, industrial and specialty segments with trailing 12-month sales of $210 million as of Sept. 27, 2014.

Separately, Asahi Kasei has announced today that it has entered into a definitive merger agreement to acquire Polypore’s Energy Storage business. Both transactions are subject to regulatory approvals and customary closing conditions. In addition, both transactions are conditioned on 3M’s transaction with Polypore closing immediately prior to the closing of Asahi Kasei’s transaction with Polypore.

Filtration is a priority technology platform for 3M. Customers increasingly require higher performance “ultra” filtration that membrane technology delivers, particularly in life sciences and biopharmaceutical segments. The addition of Polypore’s Separations Media business will add new technology capabilities to complement 3M’s existing filtration business in life sciences, industrial, water treatment, electronics and foodservice.

“Polypore’s Separations Media business is an outstanding business that will expand our opportunities in many large and attractive segments,” said Inge G. Thulin, 3M chairman, president and chief executive officer. “The acquisition of this ultrafiltration membrane technology will enhance 3M’s core filtration platform and help generate new growth opportunities across the company.”

3M’s Purification business, part of 3M’s Industrial Business Group, is a leader in residential water, commercial foodservice, industrial and life science filtration. Adding Polypore’s Separations Media business will build on 3M’s fundamental strengths in technology, manufacturing, global capabilities, and brand.

“The combination of 3M and Polypore’s Separations Media business will help us to meet customers’ emerging needs for high-value filtration solutions,” said Michael F. Roman, executive vice president, 3M Industrial Business Group. “Together, we will be able to offer a broader array of products to both Polypore’s and 3M’s customers, which will accelerate the global growth of our membrane business.”

On a GAAP reported basis, 3M estimates the acquisition to be $0.03 dilutive to earnings in the first 12 months following completion of the transaction. Excluding purchase accounting adjustments and anticipated one-time expenses related to the transaction and integration, 3M estimates the acquisition to be $0.04 accretive to earnings over the same period.

3M will finance the transaction with cash, the majority of which will come from outside the U.S.

The transaction will be structured to deliver to 3M a full step-up in the tax basis of the acquired assets. Taking into account 3M’s estimate of the present value of this tax step-up, the effective purchase price multiple is approximately 12 times annual adjusted EBITDA for the 12 months ended Sept. 27, 2014.

Centerview Partners LLC acted as financial advisor to 3M.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond 3M’s control, including natural and other disasters affecting the operations of 3M or its customers and suppliers; (2) 3M’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to 3M’s information technology infrastructure; and (10) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s annual Report on Form 10-K for the year ended December 31, 2014. Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Annual Report under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A. The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in the news release as a result of new information or future events or developments.

About 3M

3M is a science-based company with a culture of creative collaboration that inspires powerful technologies, making life better. With $32 billion in sales, 3M employs 90,000 people worldwide and has operations in more than 70 countries. For more information, visit www.3M.com or follow @3MNewsroom on Twitter.

About Polypore International Inc.

Polypore International Inc. is a global high technology filtration company specializing in microporous membranes. Polypore’s flat sheet and hollow fiber membranes are used in specialized applications that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration segments. Based in Charlotte, N.C., Polypore International Inc. is a market leader with manufacturing facilities or sales offices in nine countries serving six continents. See www.polypore.net.

About Asahi Kasei

Asahi Kasei is Japan’s leading diversified chemical manufacturer with businesses in the chemicals and fibers, homes and construction materials, electronics, and health care sectors. The company’s growth strategy involves continuous transformation of its business portfolio through constant innovation in anticipation of emerging market needs, and through this process Asahi Kasei has developed into a diversified solution provider. With more than 29,000 employees around the world, the Asahi Kasei Group serves customers in more than 100 countries. For more information, visit www.asahikasei.co.jp/asahi/en/.

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